Exhibit 10.1

FIRST AMENDMENT TO LEASE

This First Amendment to Lease (the “Agreement”) is entered into as of December 30, 2020, by and between WESTPORT OFFICE PARK, LLC, a Delaware limited liability company (formerly a California limited liability company) (“Landlord”), and ADICET THERAPEUTICS, INC., a Delaware corporation (“Tenant”) (the original tenant (Adicet Bio, Inc.) having legally changed its name to Adicet Therapeutics, Inc. on or about September 15, 2020), with respect to the following facts and circumstances:

A. Landlord and Tenant have previously entered into that certain Lease Agreement dated as of October 31, 2018 (the “Original Lease”), of certain premises more particularly described in the Original Lease (the “Premises”). Capitalized terms used and not otherwise defined herein shall have the meanings given those terms in the Original Lease. Effective as of the date hereof, all references to the “Lease” shall refer to the Original Lease, as amended by this Agreement.

B. Landlord and Tenant desire to amend the Original Lease to change the manner in which tenant improvements will be constructed in the Premises on the terms and conditions provided herein.

IT IS, THEREFORE, agreed as follows:

1. The Commencement Date occurred on September 1, 2019. Accordingly, the definition of “Commencement Date” in the Basic Lease Information is hereby deleted and replaced with the following: “Commencement Date: September 1, 2019.”

2. Exhibits C and C-1 to the Original Lease are hereby deleted and replaced by Exhibits C-2 and C-3 attached hereto.

3. As additional consideration for this Agreement, Tenant hereby certifies that:

(a) The Original Lease (as amended hereby) is in full force and effect.

(b) Neither the Premises, nor any part thereof, is occupied by any subtenant or other party other than Tenant.

(c) To Tenant’s actual knowledge, without inquiry, there are no uncured defaults on the part of Landlord or Tenant under the Original Lease.

(d) To Tenant’s actual knowledge, without inquiry, there are no existing offsets or defenses which Tenant has against the enforcement of the Original Lease (as amended hereby) by Landlord.

(e) All of the representations and warranties of Tenant in the Original Lease are hereby remade.

(f) Tenant holds all right, title and interest of the tenant in and to the Original Lease and the Premises and has not transferred, encumbered, assigned or sublet any interest therein or portion thereof.

(g) As used in this Section 3, Tenant’s actual knowledge means the actual knowledge of Carrie Krehlik and Charlie Penner (collectively, the “Tenant Knowledge Parties”). The Tenant Knowledge Parties are the individuals with substantially all of the responsibility for the day-to-day administration of the Original Lease and the Premises.

4. As additional consideration for this Agreement, Landlord hereby certifies that:

(a) The Original Lease (as amended hereby) is in full force and effect.

(b) To Landlord’s actual knowledge, without inquiry, there are no uncured defaults on the part of Landlord or Tenant under the Original Lease.

(c) To Tenant’s actual knowledge, without inquiry, there are no existing offsets or defenses which Landlord has against the enforcement of the Original Lease (as amended hereby) by Tenant.

(d) As used in this Section 4, Landlord’s actual knowledge means the actual knowledge of Will DeWaltoff (the “Landlord Knowledge Party”). The Landlord Knowledge Party is the individual with substantially all of the responsibility for the day-to-day administration of the Original Lease and the Premises.

5. Except as specifically provided herein, the terms and conditions of the Original Lease as amended hereby are confirmed and continue in full force and effect. This Agreement shall be binding on the heirs, administrators, successors and assigns (as the case may be) of the parties hereto. This Agreement, the Original Lease and the attached exhibits, which are hereby incorporated into and made a part of this Agreement, constitute the entire agreement of the parties with respect to all matters discussed herein and therein, including, but not limited to, all matters relating to the Premises and the leasing relationship and supersede all other agreements and understandings between the parties, both written and oral. Under no circumstances shall Tenant be entitled to any Rent abatement, improvement allowance, leasehold improvements, or other work to the Premises, or any similar economic incentives that may have been provided Tenant in connection with entering into the Lease, unless specifically set forth in this Agreement or the Lease. Tenant agrees that neither Tenant nor its agents or any other parties acting on behalf of Tenant shall intentionally disclose any matters set forth in this Agreement or disseminate or distribute any information concerning the terms, details or conditions hereof to any person, firm or entity other than Tenant’s attorneys, agents, assigns, accountants and consultants without obtaining the express written consent of Landlord. In the case of any inconsistency between the provisions of the Lease and this Agreement, the provisions of this Agreement shall govern and control. Submission of this Agreement by Landlord is not an offer to enter into this Agreement but rather is a solicitation for such an offer by Tenant. Landlord shall not be bound by this Agreement until Landlord has executed and delivered the same to Tenant.

6. Landlord hereby represents and warrants to Tenant that it has dealt with no broker, finder or similar person in connection with this Agreement, and Tenant hereby represents and warrants to Landlord that it has dealt with no broker, finder or similar person in connection with this Agreement. Landlord and Tenant shall each defend, indemnify and hold the other harmless with respect to all claims, causes of action, liabilities, losses, costs and expenses (including without limitation attorneys’ fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of the indemnifying party’s dealings with any real estate broker, agent, finder or similar person. Nothing in this Agreement shall impose any obligation on Landlord to pay a commission or fee to any party.

7. Landlord Compliance.

7.1 Landlord certifies, represents, warrants and covenants to Tenant that Landlord is not, and shall not during the Term of the Lease become, a person or entity with whom Tenant is restricted from doing business under the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, H. R. 3162, Public Law 107-56 (commonly known as the “USA Patriot Act”) and Executive Order Number 13224 on Terrorism Financing, effective September 24, 2001 and regulations promulgated pursuant thereto (collectively, “Anti-Terrorism Laws”), including, without limitation, persons and entities named on the Office of Foreign Assets Control Specially Designated Nationals and Blocked Persons List (collectively, “Prohibited Persons”).

7.2 Landlord certifies, represents, warrants and covenants to Tenant that it shall not during the Term of the Lease engage in activities that would violate the provisions of the U.S. Foreign Corrupt Practices Act and the anti-bribery laws of other nations generally. Accordingly, (i) Landlord has not, and shall not, in connection with its performance under the Lease, or in connection with any other business transactions involving Tenant and the Premises, made, promised, or offered to make any payment or transfer of anything of value, directly or indirectly to any US or non-US government official or to an intermediary for payment to any such government official; and, (ii) Landlord has not, and shall not, in connection with its performance under the Lease, or in connection with any other business transactions involving Tenant and the Premises, made, promised, or offered to make any payments or transfers of value that have the purpose or effect of public or commercial bribery, or acceptance of or acquiescence in extortion, kickbacks, or other unlawful or improper means of obtaining business.

7.3 Landlord certifies, represents, warrants and covenants to Tenant that it shall not during the Term of the Lease engage in activities that would violate the provisions of the US Bank Secrecy Act as amended by the USA Patriot Act (“AML Laws”). In this regard Landlord will not engage in or facilitate the Building to be used in connection with transactions that in any way involve the proceeds of crime under US law or are related to the financing of terrorist activities.

7.4 If Landlord breaches any certification, representation, warranty or covenant set forth in this Section 7 with respect to the Building, such event, shall constitute an event of default hereunder, entitling Tenant to any and all remedies expressly provided to Tenant in the Lease.

8. Tenant Compliance.

8.1 Tenant represents, warrants, and covenants to Landlord that Tenant is not, and shall not during the Term of the Lease become, a person or entity with whom Landlord is restricted from doing business under Anti-Terrorism Laws, including, without limitation, Prohibited Persons.

8.2 Tenant certifies, represents, warrants and covenants to Landlord that it shall not during the Term of the Lease engage in activities that would violate the provisions of the U.S. Foreign Corrupt Practices Act and the anti-bribery laws of other nations generally. Accordingly, (i) Tenant has not, and shall not, in connection with its performance under the Lease, or in connection with any other business transactions involving Landlord or the Premises, made, promised, or offered to make any payment or transfer of anything of value, directly or indirectly to any US or non-US government official or to an intermediary for payment to any such government official; and, (ii) Tenant has not, and shall not, in connection with its performance under the Lease, or in connection with any other business transactions involving Landlord or the Premises, made, promised, or offered to make any payments or transfers of value that have the purpose or effect of public or commercial bribery, or acceptance of or acquiescence in extortion, kickbacks, or other unlawful or improper means of obtaining business.

8.3 Tenant certifies, represents, warrants and covenants to Landlord that it shall not during the Term of the Lease engage in activities that would violate the provisions of the AML Laws. In this regard Tenant will not engage in, facilitate or permit the Premises or the Building to be used in connection with transactions that in any way involve the proceeds of crime under US law or are related to the financing of terrorist activities. Further, Tenant will not use proceeds of crime to pay its obligations under the Lease.

8.4 Tenant’s breach of any certification, representation, warranty or covenant set forth in this Section 8 shall constitute an event of default under the Lease by Tenant, entitling Landlord to any and all remedies expressly provided to Landlord in the Lease.

9. Tenant represents, warrants and covenants to Landlord that, as of the date hereof and throughout the term of the Lease, Tenant is not, and is not entering into the Lease on behalf of, (i) an employee benefit plan, (ii) a trust holding assets of such a plan or (iii) an entity holding assets of such a plan. Notwithstanding any terms to the contrary in the Lease or this Agreement, in no event may Tenant assign or transfer its interest under the Lease to a third party who is, or is entering into the Lease on behalf of, (i) an employee benefit plan, (ii) a trust holding assets of such a plan or (iii) an entity holding assets of such a plan if such transfer would could cause Landlord to incur any prohibited transaction excise tax penalties or other materially adverse consequences under the Employee Retirement Income Security Act of 1974, as amended, Section 4975 of the Internal Revenue Code of 1986, as amended or similar law. Tenant represents and warrants to Landlord that (i) neither Tenant nor any of its “affiliates” has the authority (A) to appoint or terminate PGIM, Inc. (“PGIM”) as investment manager of the PRISA II Separate Account, (B) to negotiate the terms of a management agreement between PGIM and the PRISA II Separate Account or (C) to cause an investment in or withdrawal from the PRISA II Separate Account and (ii) Tenant is not “related” to PGIM (within the meaning of Part VI(h) of Department of Labor Prohibited Transaction Exemption 84-14).

10. Pursuant to California Civil Code Section 1938, Tenant is hereby notified that, as of the date hereof, the Building has not undergone an inspection by a “Certified Access Specialist” and except to the extent expressly set forth in the Lease, Landlord shall have no liability or responsibility to make any repairs or modifications to the Premises or the Project in order to comply with accessibility standards. The following disclosure is hereby made pursuant to applicable California law: “A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the premises.” Tenant acknowledges that Landlord has made no representation regarding compliance of the Premises or the Project with accessibility standards. Any CASp inspection shall be conducted in compliance with reasonable rules in effect at the Building with regard to such inspections and shall be subject to Landlord’s prior written consent.

11. This Agreement may be executed in multiple counterparts, each of which shall constitute an original, and all of which shall constitute one document. Electronic signatures are deemed to be equivalent to original signatures for purposes of this Agreement. The exchange of copies of this Agreement and of signature pages by electronic mail in “portable document format” (“.pdf”), or by any other electronic means intended to preserve the original appearance of a document, shall constitute effective execution and delivery of this Agreement to the parties and may be used in lieu of an original hard-copy agreement.

[Remainder of page intentionally left blank; signature page follows]

IN WITNESS WHEREOF, this Agreement has been executed as of the date first above written.

TENANT:

ADICET THERAPEUTICS, INC., a
Delaware corporation

By:	/s/ Chen Schor

Chen Schor, President & CEO
[Printed Name and Title]

LANDLORD:

WESTPORT OFFICE PARK, LLC, a Delaware limited liability company

By:	/s/ Jamison Peschel
Jamison Peschel, Authorized Signatory
[Printed Name and Title]

EXHIBIT C-2

TENANT WORK LETTER

This Tenant Work Letter (“Tenant Work Letter”) sets forth the terms and conditions relating to the construction of improvements for the Premises. All references in this Tenant Work Letter to the “Lease” shall mean the relevant portions of the Lease to which this Tenant Work Letter is attached as Exhibit C-2. This Tenant Work Letter supersedes and replaces the original Exhibit C and Exhibit C-1 attached to the Lease. Any references in this Tenant Work Letter to the “Amendment” shall mean the First Amendment to Lease dated December 30, 2020, by and between Landlord and Tenant.

SECTION 1

BASE, SHELL AND CORE

Landlord has previously constructed the base, shell, and core (i) of the Premises and (ii) of the floor(s) of the Building on which the Premises are located (collectively, the “Original Base, Shell, and Core”), and subject to correction of latent defects subsequently discovered, Tenant accepted the Base, Shell and Core in its current “As-Is” condition existing as of the date of the Lease and the Commencement Date except as otherwise provided in the Lease and this Tenant Work Letter. As used in this Tenant Work Letter, a “latent defect” is a construction defect in the Base, Shell and Core existing on the date of the Amendment that is not apparent upon a reasonably diligent inspection of the Premises. At Tenant’s direction, certain demolition and shell construction work was undertaken in the Premises prior to the execution and delivery of the Amendment (the “Preliminary Construction”) the cost of which was paid out of the Tenant Improvement Allowance provided in Exhibit C of the Lease (the “Preliminary Construction Costs”). The Preliminary Construction Costs are described in more detail in the March 20, 2019, correspondence from Harvest Properties to Tenant. The amount of the Preliminary Construction Costs was $564,170.72 (the “Preliminary Construction Costs Amount”). Any reference in this Tenant Work Letter to the “Base, Shell, and Core” shall mean the Original Base, Shell, and Core as modified by the Preliminary Construction and in its current “As-Is” condition existing as of the date of the Amendment, subject to latent defects subsequently discovered. Except for the Tenant Improvement Allowance set forth below, Landlord shall not be obligated to make or pay for any alterations or improvements to the Premises, the Building or the Project. Notwithstanding anything to the contrary contained herein, Landlord covenants to correct, at its sole cost and not as an Operating Expense payable by Tenant, any failure of the existing exterior path of travel for the Premises to comply with current codes, including without limitation the Americans with Disabilities Act, as reasonably interpreted by Landlord’s architect as of the date of the Lease, to the extent such correction is reasonably necessary in order to obtain a building permit or a certificate of occupancy for the Tenant Improvements in the Premises; provided that nothing contained herein shall be deemed to prohibit Landlord from obtaining a variance or relying upon a grandfathered right in order to achieve compliance with those codes. Five existing doors on the Premises are currently non-ADA compliant. Landlord, at its cost, shall make such existing doors ADA code compliant. Notwithstanding the foregoing, Landlord shall have the right to contest any alleged violation in good faith (provided it does not materially delay completion of construction of the Tenant Improvements), including, without limitation, the right to apply for and obtain a waiver or deferment of compliance, the right to assert any and all defenses allowed by law, and the right to appeal any decisions, judgments or rulings to the fullest extent permitted by law, and Landlord’s obligation to perform work or take such other action to cure a violation under this Section shall apply after the exhaustion of any and all rights to appeal or contest.

SECTION 2

TENANT IMPROVEMENTS

2.1 Tenant Improvement Allowance. Tenant shall be entitled to a one-time tenant improvement allowance (the “Tenant Improvement Allowance”) in the amount of $60.00 per rentable square foot of the Premises (i.e., $3,018,300.00, based on 50,305 rentable square feet in the Premises), for the costs relating to the design, permitting, installation and construction of Tenant’s improvements which are permanently affixed to the Premises (the “Tenant Improvements”). Except as otherwise expressly provided in this Tenant Work Letter, Landlord shall not be obligated to make disbursements pursuant to this Tenant Work Letter in a total amount which exceeds the Tenant Improvement Allowance. Tenant shall not be entitled to receive any cash payment or credit against Rent or otherwise for any portion of the Tenant Improvement Allowance which is not used to pay for the Tenant Improvement Allowance Items (as such term is defined below). In no event shall the Tenant Improvement Allowance be used for purposes of constructing improvements in the Premises for purposes of offering space for sublease or for the benefit of a subtenant. A portion of the Tenant Improvement Allowance has already been used to pay for the Preliminary Construction Costs in the Preliminary Construction Costs Amount and, accordingly, is not available for disbursement under this Exhibit C-2. Notwithstanding anything to the contrary in this Tenant Work Letter, Tenant shall expend the Tenant Improvement Allowance for the improvement of the entire Premises to substantially the same level of improvement (which may include open plan design so long as the applicable open plan designed space includes, at a minimum, finished floor, ceilings, lighting and HVAC) as shown on the Final Preliminary Plan (as defined below). Since the Preliminary Construction, Landlord has incurred the Tenant Improvement Allowance Items (as defined below) outlined on Exhibit C-4, which shall be payable out of the Tenant Improvement Allowance.

2.2 Disbursement of the Tenant Improvement Allowance.

2.2.1 Tenant Improvement Allowance Items. Except as otherwise set forth in this Tenant Work Letter, the Tenant Improvement Allowance only for the following items and costs (collectively, the “Tenant Improvement Allowance Items”):

2.2.1.1 Payment of the fees of the “Architect” and the “Engineers,” as those terms are defined in Section 3.1 of this Tenant Work Letter, and payment of the fees incurred by, and the cost of documents and materials supplied by, Landlord, Tenant and their respective consultants (including construction management consultant Sandra Jamme) in connection with the preparation and review of the “Construction Drawings,” as that term is defined in Section 3.1 of this Tenant Work Letter;

2.2.1.2 The payment of plan check, permit and license fees relating to construction of the Tenant Improvements;

2.2.1.3 The cost of construction of the Tenant Improvements, including, without limitation, contractors’ fees and general conditions, testing and inspection costs, costs of utilities, trash removal, and the cost of the insurance required under Section 4.2.2.4 and/or the Construction Contract (as defined below);

2.2.1.4 The cost of any changes in the Base, Shell and Core when such changes are required by the Construction Drawings (including if such changes are due to the fact that such work is prepared on an unoccupied basis), such cost to include all direct architectural and/or engineering fees and expenses incurred in connection therewith; provided that no costs that Landlord is to pay at its sole cost pursuant to Section 1 of this Tenant Work Letter shall be included;

2.2.1.5 The cost of any changes to the Construction Drawings or Tenant Improvements required by any applicable laws;

2.2.1.6 Sales and use taxes and Title 24 fees;

2.2.1.7 The “Coordination Fee,” as that term is defined in Section 4.2.2.2 of this Tenant Work Letter;

2.2.1.8 The costs and expenses associated with complying with all national, state and local codes, including California Energy Code, Title 24, including, without limitation, all costs associated with any lighting or HVAC retrofits required thereby; and

2.2.1.9 Notwithstanding anything in the Lease or this Tenant Work Letter to the contrary, Landlord shall pay, and Tenant shall have no responsibility for, and no portion of the Tenant Improvement Allowance or Space Planning Allowance shall be applied against the following costs associated with the Tenant Improvements: (i) costs to bring the portions of the Project outside of the Premises into compliance with Applicable Laws, including, without limitation, the Americans with Disabilities Act and Environmental Public and Animal Welfare Requirements; (ii) profit and overhead charges paid to Landlord other than the Landlord Supervision Fee; and (iii) costs occasioned by the presence of Hazardous Materials or Biological Materials at the Premises, the Building, or the Project prior to the commencement of construction.

2.2.2 Disbursement of Tenant Improvement Allowance. Subject to Section 2.1 above, during the construction of the Tenant Improvements, Landlord shall make monthly disbursements of the Tenant Improvement Allowance for Tenant Improvement Allowance Items for the benefit of Tenant and shall authorize the release of monies for the benefit of Tenant as follows:

2.2.2.1 Monthly Disbursements. Contractor shall be required to deliver its application for payment to Tenant and Architect by the fifth (5th) day of the month (but not on a Friday or non-business day). The subject application for payment shall be reviewed and approved by the Architect and Tenant within not more than fifteen (15) days after receipt, at which time Tenant shall cause Architect to deliver to Landlord: (i) a request for payment of the “Contractor,” as that term is defined in Section 4.1 below, approved by Tenant, using a form provided by Landlord to Tenant prior to the execution of the Amendment, which shall include the AIA G702/G703 form (and, when applicable, the AIA G701 form for any change orders), showing the schedule, by trade, of percentage of completion of the Tenant Improvements in the Premises, detailing the portion of the work completed and the portion not completed, and demonstrating that the relationship between the cost of the work completed and the cost of the work to be completed complies with the terms of the “Final Costs Statement,” as that term is defined in Section 4.2.1 below; (ii) invoices from (1) the Contractor, (2) all other “Tenant’s Agents,” as that term is defined in Section 4.1 below, who submit bills for payment for labor rendered and materials delivered to the Premises in excess of $10,000.00 (collectively, the “Major Billing Parties”), and (3) all professional service providers (for example, the Architect, engineers and construction managers) (the “Service Providers”); (iii) executed mechanic’s lien releases from the Contractor, all of the Major Billing Parties and all of the Service Providers (except any Service Providers that Tenant establishes to Landlord’s reasonable satisfaction do not have mechanic’s lien rights) with respect to the work covered by the current request for payment which shall comply with the appropriate provisions, as reasonably determined by Landlord, of California Civil Code Sections 8132 and 8136; (iv) executed unconditional mechanics lien releases from the Contractor, all of the Major Billing Parties and all of the Service Providers (except any Service Providers that Tenant establishes to Landlord’s reasonable satisfaction do not have mechanic’s lien rights) with respect to the work covered by the prior request for payment which shall comply with the appropriate provisions, as reasonably determined by Landlord, of California Civil Code Sections 8134 and 8138; (v) written evidence that Tenant has paid the portion of the prior request for payment that was not paid by Landlord as provided below (which written evidence may be in the form of the unconditional lien release described in the immediately preceding Subsection (iv) for such prior request for payment; and (vi) all other reasonable and customary information as to the current status of construction and payment of the costs thereof reasonably requested by Landlord. Tenant’s request for payment shall be deemed Tenant’s acceptance and approval of the work furnished and/or the materials supplied as set forth in Tenant’s payment request. Within thirty (30) days after Tenant’s timely delivery to Landlord of the items described in clauses (i) through (v), Landlord shall deliver a check to Tenant made jointly payable to Contractor or a Service Provider, as applicable, and Tenant in payment of the lesser of (A) Landlord’s Percentage Share (as defined below) of the amounts so requested by Tenant, as set forth in this Section 2.2.2.1, above, less Landlord’s Percentage Share of a ten percent (10%) retention (the aggregate amount of such retentions to be known as the “Final Retention”), and (B) the balance of any remaining available portion of the Tenant Improvement Allowance (not including the Final Retention), provided that Landlord does not dispute any request for payment based on non-compliance of any work with the Approved Working Drawings, or due to any substandard work, or for any other reason. To the extent a payment request already reflects a 10% retention, then so long as the undisbursed portion of the Tenant Improvement Allowance exceeds the Final Retention (i.e., an amount equal to 10% of the Tenant Improvement Allowance), Landlord agrees not to withhold the retention from the payment of the payment request. At such time as Landlord has made disbursements under this Section 2.2.2.1 in an amount equal to 90% of the Tenant Improvement Allowance, the remaining undisbursed portion of the Tenant Improvement Allowance shall be held as the Final Retention and disbursed pursuant to Section 2.2.2.2. For purposes of this Work Letter, “Landlord’s Percentage Share”

shall be calculated by dividing the amount of the Tenant Improvement Allowance by the estimated budget for the Tenant Improvements (including any change orders) as prepared by Tenant and, reasonably approved by Landlord from time to time, and shall in no event exceed one hundred percent (100%). No later than the earlier of (a) the date Tenant submits its next request for payment, and (b) thirty-five (35) days after Tenant’s delivery to Landlord of the items described in clauses (i) through (vi), Tenant shall pay the balance of the amounts requested by Tenant (less the remaining balance of the retention), and shall provide Landlord with written evidence of that payment, which evidence may be in the form of the unconditional lien release referred to in Subsection 2.2.2.1.(iv) relating to such payment. Landlord’s payment of such amounts shall not be deemed Landlord’s approval or acceptance of the work furnished or materials supplied as set forth in Tenant’s payment request.

2.2.2.2 Final Retention. Subject to the provisions of this Tenant Work Letter, a check for the Final Retention payable jointly to Tenant and Contractor shall be delivered by Landlord to Tenant following the completion of construction of the Premises, provided that (i) Tenant delivers to Landlord properly executed mechanics lien releases in compliance with both California Civil Code Section 8134 and either Section 8136 or Section 8138, and (ii) Landlord has determined that no substandard work exists which adversely affects the mechanical, electrical, plumbing, heating, ventilating and air conditioning, life-safety or other systems of the Building, the curtain wall of the Building, the structure or exterior appearance of the Building, or any other tenant’s use of such other tenant’s leased premises in the Building.

2.2.2.3 Other Terms. Landlord shall only be obligated to make disbursements from the Tenant Improvement Allowance to the extent costs are incurred by Tenant for Tenant Improvement Allowance Items.

2.3 Specifications for Building Standard Components. Landlord has established specifications as generally described in Rider Exhibit B- Owner’s Project Criteria-Basis of Design that is included in the Landlord Approved Form of Construction Contract (as defined below) (referred to interchangeably as “Rider Exhibit B” or “Specifications”) for certain Building standard components to be used in the construction of the Tenant Improvements in the Premises (the “Specifications”), which Specifications have been received by Tenant. Tenant acknowledges that the Specifications are not an all-inclusive list of specifications and the specifications of items not specifically addressed in Rider Exhibit B are subject to Landlord’s approval. Unless otherwise agreed to by Landlord, the Tenant Improvements shall comply with the Specifications. Landlord may make reasonable changes to the Specifications from time to time that do not have an impact on the timing, substance or cost of construction of the Tenant Improvements. Changes to Specifications mandated by applicable law shall be deemed reasonable.

2.4 Additional Allowance. If the costs to design, permit, install and construct the Tenant Improvements exceed the initial Tenant Improvement Allowance amount stated in Section 2.1 above, Tenant shall have the option, exercisable upon written notice to Landlord within thirty (30) days after Tenant’s delivery of the Final Costs Statement pursuant to Section 4.2 below, to receive an additional Tenant improvement allowance to pay for such excess costs (the “Additional Allowance”) in the amount of up to, but no more than, $60.00 per rentable square foot of the Premises. If Tenant exercises the option for the Additional Allowance, then the term “Tenant Improvement Allowance” as used in this Tenant Work Letter shall mean and refer to the initial Tenant Improvement Allowance amount stated in Section 2.1 above plus the Additional Allowance. As consideration for Landlord providing such Additional Allowance to Tenant, the amount of the Additional Allowance provided by Landlord shall be repaid by Tenant to Landlord amortized based upon equal monthly payments of principal amortization and interest on a monthly basis over the initial Term at an interest rate of eight percent (8%) per annum, and each such monthly payment of principal amortization and interest (collectively, the “Amortization Rent”) shall be paid by Tenant to Landlord commencing on the first (1st) day of the Term. In the event the Lease shall terminate for any reason, including, without limitation, as a result of a default by Tenant under the terms of the Lease beyond any applicable notice and cure period, Tenant acknowledges and agrees that the unamortized balance of the Additional Allowance which has not been paid by Tenant to Landlord as of the termination date of the Lease pursuant to the foregoing provisions of this Section shall become immediately due and payable as unpaid rent which has been earned as of such termination date. In no event shall the Amortization Rent be abated for any reason whatsoever.

SECTION 3

CONSTRUCTION DRAWINGS

3.1 Selection of Architect/Construction Drawings. Tenant shall retain Form4 Architecture, Inc., or another architect/space planner designated by Tenant and reasonably approved by Landlord (the “Architect”) to prepare the architectural and structural elements of the “Construction Drawings,” as that term is defined in this Section 3.1. The Contractor shall prepare all plans and engineering working drawings relating to the mechanical, electrical, plumbing, HVAC, life safety, and sprinkler work in connection with the Tenant Improvements on a design-build basis (the “MEP Design-Build Drawings”). The plans and drawings to be prepared by Architect and the Contractor hereunder shall be known collectively as the “Construction Drawings.” All Construction Drawings shall be in compliance with the Rider Exhibit B. Notwithstanding that any Construction Drawings are reviewed by Landlord or its space planner, architect, engineers and consultants, and notwithstanding any advice or assistance which may be rendered to Tenant by Landlord or its space planner, architect, engineers and consultants, Landlord shall have no liability whatsoever in connection therewith and shall not be responsible for any omissions or errors contained in the Construction Drawings.

3.2 Final Preliminary Plan. Landlord and Tenant hereby approve the plans described in Exhibit C-3 attached hereto (the “Final Preliminary Plan”).

3.3 Final Working Drawings. Based on the Final Preliminary Plan, Tenant shall cause the Architect and Contractor to complete the architectural and engineering drawings for the Tenant Improvements, and Architect shall compile a fully coordinated set of architectural and MEP Design-Build Drawings in a form which is complete to allow subcontractors to bid on the work and to obtain all applicable permits (collectively, the “Final Working Drawings”) and shall submit the same to Landlord for Landlord’s approval, which shall not be unreasonably withheld. The Final Working Drawings shall incorporate modifications to the Final Preliminary Plan as necessary to comply with the floor load and other structural and system requirements of the Building. To the extent that the finishes and specifications are not completely set forth in the Final Preliminary Plan or the Approved Working Drawings for any portion of the Tenant Improvements depicted thereon, the actual specifications and finish work shall be in accordance with the Specifications. Tenant shall supply Landlord with four (4) copies signed by Tenant of such Final Working Drawings. Landlord shall advise Tenant within five (5) business days after Landlord’s receipt of the Final Working Drawings for the Premises if the same is unsatisfactory or incomplete in any respect. If Tenant is so advised, Tenant shall promptly (i) revise the Final Working Drawings in accordance with such review and any disapproval of Landlord in connection therewith, and (ii) deliver such revised Final Working Drawings to Landlord. Landlord and Tenant shall continue such process until Landlord has reasonably approved the Final Working Drawings.

3.4 Approved Working Drawings. The Final Working Drawings shall be approved by Landlord (the “Approved Working Drawings”) prior to the commencement of the construction of the Tenant Improvements. After approval by Landlord of the Final Working Drawings, Tenant shall promptly submit the same to the appropriate governmental authorities for all applicable building permits. Tenant hereby agrees that neither Landlord nor Landlord’s consultants shall be responsible for obtaining any building permit or certificate of occupancy for the Premises and that obtaining the same shall be Tenant’s responsibility; provided, however, that Landlord shall cooperate with Tenant in executing permit applications and performing other ministerial acts reasonably necessary to enable Tenant to obtain any such permit or certificate of occupancy. No changes, modifications or alterations in the Approved Working Drawings may be made without the prior written consent of Landlord, which consent shall not be unreasonably withheld.

SECTION 4

CONSTRUCTION OF THE TENANT IMPROVEMENTS

4.1 Contractor and Tenant’s Agents. Tenant shall use CP Construction (the “Contractor”) for the construction of the Tenant Improvements. As used in this Tenant Work Letter, the term “Tenant’s Agents” means, collectively, the Contractor and all subcontractors, laborers, materialmen, and suppliers used by Tenant. In any event, Tenant must contract with Landlord’s base building subcontractors for any fire alarm, life safety, core HVAC control work in the Premises or any work on the roof. Landlord’s base building subcontractors are listed on Exhibit C-5 attached hereto. Tenant shall be responsible for causing the Contractor and Tenant’s Agents to preserve labor harmony and to manage and resolve all labor disputes resulting from the performance of the Tenant Improvement work.

4.2 Construction of Tenant Improvements by Tenant’s Agents.

4.2.1 Construction Contract; Cost Budget. Landlord has approved the Standard Form of Agreement Between Owner and Contractor where the basis for payment is a Stipulated Sum, dated July 24, 2020, which identified Landlord as the “Owner” (the “Landlord Approved Form of Construction Contract”). The form AIA Stipulated Sum contract is also a Landlord Approved Form of Construction Contract provided it contains the lien release forms, insurance provisions and Rider Exhibit B from the July 24th Landlord Approved Form of

Construction Contract. Prior to Tenant’s execution of the construction contract and general conditions with Contractor (the “Construction Contract”), Tenant shall submit any modifications to the Landlord Approved Form of Construction Contract to Landlord for its approval, which approval shall not be unreasonably withheld or delayed. The Construction Contract shall provide for a guaranteed maximum price or a stipulated sum as the contract amount and shall be fully executed and delivered by Tenant and Contractor prior to the commencement of construction. Prior to the commencement of the construction of the Tenant Improvements, and after Tenant has accepted all bids for the Tenant Improvements, Tenant shall provide Landlord with a written detailed cost breakdown (the “Final Costs Statement”), by trade, of the final costs to be incurred, or which have been incurred, as set forth more particularly in Section 2.2.1.1 through 2.2.1.8 above, in connection with the design and construction of the Tenant Improvements to be performed by or at the direction of Tenant or the Contractor which costs form a basis for the amount of the Construction Contract (the “Final Costs”). Tenant agrees that Tenant shall be solely responsible for payment of the amount (the “Over-Allowance Amount”) by which the Final Costs exceed the Tenant Improvement Allowance (less any portion thereof already disbursed by Landlord, or in the process of being disbursed by Landlord, on or before the commencement of construction of the Tenant Improvements). If the Tenant is not the initially-named Tenant in the Amendment, Tenant shall be obligated to provide Landlord with evidence that Tenant has cash on hand sufficient to pay the Over-Allowance Amount.

4.2.2 Tenant’s Agents.

4.2.2.1 Landlord’s General Conditions for Tenant’s Agents and Tenant Improvement Work. Tenant’s and Tenant’s Agents’ construction of the Tenant Improvements shall comply with the following: (i) the Tenant Improvements shall be constructed in strict accordance with the Approved Working Drawings; (ii) Tenant and Tenant’s Agents shall not, in any way, interfere with, obstruct, or delay, the work of Landlord’s base building contractor and subcontractors with respect to the Base, Shell and Core or any other work in the Building; and (iii) Tenant shall abide by the Construction Guidelines in Rider Exhibit B with respect to the storage of materials, coordination of work with the contractors of other tenants, and any other matter in connection with this Tenant Work Letter, including, without limitation, the construction of the Tenant Improvements.

4.2.2.2 Coordination Fee. Tenant shall pay a logistical coordination fee (the “Coordination Fee”) to Landlord in an amount equal to the product of (i) two percent (2.0%), and (ii) the sum of the Tenant Improvement Allowance, the Over-Allowance Amount, as such amount may be increased hereunder, and any other amounts expended by Tenant in connection with the design and construction of the Tenant Improvements, which Coordination Fee shall be for services relating to the coordination of the construction of the Tenant Improvements. Landlord shall be entitled to charge the amount of the Coordination Fee against the Tenant Improvement Allowance required to be contributed by Landlord hereunder, or if funds are not available from the Tenant Improvement Allowance for such purposes, Tenant will pay such amounts within twenty (20) days following delivery of Landlord’s invoice.

4.2.2.3 Indemnity. Tenant’s indemnity of Landlord as set forth in the Lease shall also apply with respect to any and all costs, losses, damages, injuries and liabilities related in any way to any act or omission of Tenant or Tenant’s Agents, or anyone directly or indirectly employed by any of them, or in connection with Tenant’s non-payment of any amount arising out of the Tenant Improvements, Contractor’s failure to pay any of the other Tenant’s Agents after Contractor has been paid, and/or Tenant’s disapproval of all or any portion of any request for payment. Such indemnity by Tenant, as set forth in the Lease, shall also apply with respect to any and all costs, losses, damages, injuries and liabilities related in any way to Landlord’s performance of any ministerial acts reasonably necessary (i) to permit Tenant to complete the Tenant Improvements, and (ii) to enable Tenant to obtain any building permit or certificate of occupancy for the Premises.

4.2.2.4 Insurance Requirements.

A. General Coverages. All of Tenant’s Agents shall carry worker’s compensation insurance covering all of their respective employees, and shall also carry public liability insurance, including property damage, all with limits, in form and with companies as are required to be carried by the applicable Tenant’s Agents pursuant to provisions of the Landlord Approved Form of Construction Contract.

B. Special Coverages. Tenant or the Contractor shall carry “Builder’s All Risk” insurance in an amount covering the full replacement cost of all work in connection with the Tenant Improvements, and such other insurance as Landlord may require, it being understood and agreed that the Tenant Improvements shall be insured by Tenant pursuant to the Lease immediately upon completion thereof. Such insurance shall be in amounts and shall include such extended coverage endorsements as may be reasonably required by Landlord, and in form and with companies as are required to be carried by Tenant as set forth in the Lease. By executing the Amendment, Landlord acknowledges that the insurance coverage required under the Construction Contract meets the requirements of this Section 4.2.2.4.B including the “such other insurance” requirement of the first sentence of this Section 4.2.2.4.B, and the cost of all insurance required under the Construction Contract shall be a Tenant Improvement Allowance Item.

C. General Terms. Certificates for all insurance carried pursuant to this Section 4.2.2.4 shall be delivered to Landlord before the commencement of construction of the Tenant Improvements and before the Contractor’s equipment is moved onto the site. All such policies of insurance must contain a provision that the company writing said policy will give Landlord thirty (30) days prior written notice of any cancellation or lapse of the effective date or any reduction in the amounts of such insurance; notwithstanding the foregoing, Landlord acknowledges that, as of the date of this Lease, many insurers are unwilling to provide third parties (such as Landlord) with notice of cancellation and agrees that if the insured is unable to obtain such commitment from its insurer, then the insured’s obligation pursuant to the provisions of this sentence will be to notify Landlord within ten (10) days following the insured’s receipt of any notice of cancellation from the insurer. In the event that the Tenant Improvements are damaged by any cause during the course of the construction thereof, Tenant shall immediately repair the same at Tenant’s sole cost and expense. All policies carried under this Section 4.2.2.4 shall insure Landlord and Tenant, as their interests may appear, as well as Contractor and Tenant’s Agents, and shall name as additional insureds Landlord’s Property Manager, Landlord’s Asset Manager, and all mortgagees and ground lessors of the Building. All insurance, except

Workers’ Compensation, maintained by Tenant’s Agents shall preclude subrogation claims by the insurer against anyone insured thereunder. Such insurance shall provide that it is primary insurance as respects the owner and that any other insurance maintained by owner is excess and noncontributing with the insurance required hereunder. The requirements for the foregoing insurance shall not derogate from the provisions for indemnification of Landlord by Tenant under Section 4.2.2.3 of this Tenant Work Letter. With respect to insurance provided by Tenant’s Agents, in the event of any inconsistency between the provisions of this Section 4.2.2.4.C and the insurance provisions of the Landlord Approved Form of Construction Contract, the insurance provisions of the Landlord Approved Form of Construction Contract shall control.

4.2.3 Governmental Compliance. The Tenant Improvements shall comply in all respects with the following: (i) the Code and other state, federal, city or quasi-governmental laws, codes, ordinances and regulations, as each may apply according to the rulings of the controlling public official, agent or other person; (ii) applicable standards of the American Insurance Association (formerly, the National Board of Fire Underwriters) and the National Electrical Code; and (iii) building material manufacturer’s specifications.

4.2.4 Inspection by Landlord. Landlord shall have the right to inspect the Tenant Improvements at all times, provided however, that Landlord’s failure to inspect the Tenant Improvements shall in no event constitute a waiver of any of Landlord’s rights hereunder nor shall Landlord’s inspection of the Tenant Improvements constitute Landlord’s approval of the same. Should Landlord disapprove any portion of the Tenant Improvements, Landlord shall notify Tenant in writing of such disapproval and shall specify the items disapproved, provided Landlord shall only disapprove work which is substandard as described in Section 2.2.2.2(ii) or due to non-compliance of any work with the Approved Working Drawings. Any defects or deviations in, and/or disapproval by Landlord of, the Tenant Improvements shall be rectified by Tenant at no expense to Landlord, provided however, that in the event Landlord determines that a defect or deviation exists or disapproves of any matter in connection with any portion of the Tenant Improvements and such defect, deviation or matter might adversely affect the mechanical, electrical, plumbing, heating, ventilating and air conditioning or life-safety systems of the Building, the structure or exterior appearance of the Building or any other tenant’s use of such other tenant’s leased premises, Landlord may, take such action as Landlord deems necessary, at Tenant’s expense and without incurring any liability on Landlord’s part, to correct any such defect, deviation and/or matter, including, without limitation, causing the cessation of performance of the construction of the Tenant Improvements until such time as the defect, deviation and/or matter is corrected to Landlord’s satisfaction.

4.2.5 Meetings. Commencing upon the execution of the Lease, Tenant shall hold weekly meetings at a reasonable time, with the Architect and the Contractor regarding the progress of the preparation of Construction Drawings and the construction of the Tenant Improvements, which meetings shall be held at a location designated by Landlord (unless such meetings are held by telephone or videoconference), and Landlord and/or its agents shall receive prior notice of, and shall have the right to attend, all such meetings, and, upon Landlord’s request, certain of Tenant’s Agents shall attend such meetings. In addition, minutes shall be taken at all such meetings, a copy of which minutes shall be promptly delivered to Landlord. One such meeting each month shall include the review of Contractor’s current request for payment.

4.3 Notice of Completion; Copy of “As Built” Plans. Within fifteen (15) days after completion of construction of the Tenant Improvements, Tenant shall cause a Notice of Completion to be recorded in the office of the Recorder of the County in which the Building is located in accordance with Section 8182 of the Civil Code of the State of California or any successor statute, and shall furnish a copy thereof to Landlord upon such recordation. If Tenant fails to do so, Landlord may execute and file the same on behalf of Tenant as Tenant’s agent for such purpose, at Tenant’s sole cost and expense. At the conclusion of construction, (i) Tenant shall cause the Architect and Contractor (A) to update the Approved Working Drawings as necessary to reflect all changes made to the Approved Working Drawings during the course of construction, (B) to certify in accordance with the standards of professional care of the industry generally applicable to architects that the “record-set” of as-built drawings are true and correct, which certification shall survive the expiration or termination of the Lease, (C) to deliver to Landlord two (2) sets of hardcopies of such as-built drawings within ninety (90) days following issuance of a certificate of occupancy for the Premises, and (D) to deliver to Landlord a computer disk or other commonly used memory device containing the Approved Working Drawings in AutoCAD format, and (ii) Tenant shall deliver to Landlord a copy of all warranties, guaranties, and operating manuals and information relating to the improvements, equipment, and systems in the Premises.

4.4 Coordination by Tenant’s Agents with Landlord. Upon Tenant’s delivery of the Construction Contract to Landlord under Section 4.2.1 of this Tenant Work Letter, Tenant shall furnish Landlord with a schedule setting forth the projected date of the completion of the Tenant Improvements and showing the critical time deadlines for each phase, item or trade relating to the construction of the Tenant Improvements.

SECTION 5

MISCELLANEOUS

5.1 Tenant’s Representative. Tenant has designated Carrie Krehlik as its sole representative with respect to the matters set forth in this Tenant Work Letter, who shall have full authority and responsibility to act on behalf of the Tenant as required in this Tenant Work Letter.

5.2 Landlord’s Representative. Landlord has designated Eric Giles as its sole representative with respect to the matters set forth in this Tenant Work Letter, who, until further notice to Tenant, shall have full authority and responsibility to act on behalf of the Landlord as required in this Tenant Work Letter.

5.3 Time of the Essence in This Tenant Work Letter. Unless otherwise indicated, all references herein to a “number of days” shall mean and refer to calendar days.

5.4 Tenant’s Lease Default. Notwithstanding any provision to the contrary contained in the Lease, if an Event of Default by Tenant under the Lease at any time on or before the Substantial Completion of the Premises, then (i) in addition to all other rights and remedies granted to Landlord pursuant to the Lease, at law and/or in equity, Landlord shall have the right to withhold payment of all or any portion of the Tenant Improvement Allowance and/or Landlord may cause Contractor to suspend the construction of the Premises, and (ii) all other obligations of Landlord under the terms of this Tenant Work Letter shall be forgiven until such time as such default is cured pursuant to the terms of the Lease.

5.5 Space Planning Allowance. Landlord shall provide Tenant a space planning allowance of $0.15 per rentable square foot of the Premises (the “Space Planning Allowance”), which may be used only for the costs to prepare preliminary space plans for the Premises (and any revisions thereto). If Tenant uses its own space planner to prepare the space plan, Landlord shall pay the Space Planning Allowance to Tenant within thirty (30) days after Landlord’s receipt of an invoice from Tenant’s space planner. If Tenant uses Landlord’s architect for space planning, Landlord will apply the Space Planning Allowance to payment of the fees charged by Landlord’s architect for the space plans. Landlord shall be entitled to copies of all plans created utilizing the Space Planning Allowance. By executing the Amendment, Tenant acknowledges that the Space Planning Allowance has been applied to payment of the fees charged by the Architect for the space plans.

EXHIBIT C-3

FINAL PRELIMINARY PLAN

80% Design Development Plans dated April 24, 2020, prepared by Form4 Architecture, Inc.

EXHIBIT C-4

TENANT IMPROVEMENT ALLOWANCE ITEMS INCURRED BY LANDLORD PRIOR TO EXECUTION OF THE AMENDMENT

Total costs incurred in addition to the Preliminary Construction Costs are $79,792.32, plus a construction management fee (at 3%) of $19,162.40. Landlord shall provide an itemization of such costs promptly after the execution and delivery of this Agreement. The final amount of such costs shall be subject to Tenant’s commercially reasonable review and approval within thirty (30) days after Landlord’s delivery to Tenant of the itemization of such costs..

EXHIBIT C-5

LANDLORD’S BASE BUILDING SUBCONTRACTORS

1. Fire Alarm & Life Safety

Code Red Communications is the preferred fire alarm vendor. Contact:

Code Red Communications

14850 Hwy 4, Suite A-324

Discovery Bay, CA 94505

Phone: (925) 307-7700

2. Roof

The preferred roofing vendor is Davco Waterproofing Services from Campbell, CA. All roofing subcontractors must be certified to perform work on specific manufacturer’s roof assemblies to maintain the roof warranty,

3. Core HVAC Controls

Building Control Provider to be - Reliable Controls